As filed with the Securities and Exchange Commission on November 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RF MONOLITHICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	76-1638027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David M. Kirk

President and Chief Executive Officer

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Morton PLLC

Attn: Stephen C. Morton, Esq.

12222 Merit Drive, Suite 1270

Dallas, Texas 75251

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a Registration Statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	709,462 shares	$5.19(2)	$3,682,108	$394.00

(1)	Each share of Common Stock is accompanied by one Preferred Share Purchase Right.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices on The NASDAQ Global Market on November 20, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2006

709,462 Shares

RF Monolithics, Inc.

Common Stock

This prospectus relates to the offer and sale of up to 709,462 shares of our common stock under this prospectus by the selling stockholders identified in the “Selling Stockholders” section of this prospectus or their transferees, pledgees, donees or successors-in-interest, which offer and sale is not being underwritten. The selling stockholders may sell these shares from time to time on or off The NASDAQ Global Market in regular brokerage transactions, to or through brokers or dealers who may act as principal or agent or in privately negotiated transactions. We issued these shares of our common stock to the selling stockholders in connection with our acquisition of Cirronet Inc. on September 15, 2006.

For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 10. The prices at which the selling stockholders may sell the shares will be determined by the selling stockholders or their transferees. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is listed on The NASDAQ Global Market, or NASDAQ, under the symbol “RFMI.” On November 20, 2006, the last sale price of our common stock was $5.08 per share.

Our principal executive office is located at 4441 Sigma Road, Dallas, Texas 75244. Our telephone number is (972) 233-2903.

Investing in our stock involves risks. See “ Risk Factors” beginning on page 2 for certain risks and uncertainties you should consider.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholders and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

i

About This Prospectus

This prospectus is part of a resale registration statement. The selling stockholders may sell some or all of their shares in one or more transactions from time to time.

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “RF Monolithics,” “RFM,” “we,” “us” and “our” refer to RF Monolithics, Inc. and do not refer to the selling stockholders.

Forward-Looking Statements

We have included in this prospectus, and in the documents incorporated by reference in this prospectus, statements containing “forward-looking information,” as defined by the Private Securities Litigation Reform Act of 1995. Examples of statements containing forward-looking information that we make or incorporate by reference in this prospectus include, but are not limited to, statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Any statement containing forward-looking information speaks only as of the date on which it is made. Except to fulfill our obligations under the United States securities laws, we do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Our actual results may vary materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in “Risk Factors.” These and other risks are also described in our periodic filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended August 31, 2006. Copies of these filings may be obtained by contacting us or the SEC.

Although we believe that the assumptions underlying the forward-looking statements contained or incorporated by reference in this prospectus are reasonable, any of the assumptions could be inaccurate. Therefore, we cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

Summary

RF Monolithics, Inc.

We design, develop, manufacture and market a broad range of wireless products that are solution-driven and technology-enabled. We have two lines of business—Wireless Solutions and Wireless Components.

Our Wireless Solutions business includes Virtual Wire™ Short-range Radio, RF Integrated Circuits, or RFIC, and Module Products. These are wireless radios and the networks that manage and use them. Our goal is to provide customers with a comprehensive solution with a wide variety of alternative products and services for their wireless network applications. Wireless radios are marketed under the RFM brand. Standard and custom radio modules and packaged radio and network gateway products will be marketed under the Cirronet (a company we recently acquired) brand. Asset management platform software and end-applications formerly sold by Caver-Morehead (a company we recently acquired) will be marketed under the Aleier brand.

Our Wireless Components business includes low-power components, frequency control modules and filters and is marketed under the RFM brand. Our goal is to provide simple, cost effective solutions that fit our customers’ specialty applications.

We focus our component and radio product development in the frequency range of 50 megahertz, or MHz, to 5.8 gigahertz, or GHz. We market our line of more than 400 radios, radio modules, resonators, filters, clocks and oscillators to distributors, electronic manufacturing service companies and original equipment manufacturers world-wide. Our customers include Acal plc, Avnet Inc., Celestica Inc., Delphi Corporation, Flextronics International, Holy Stone Enterprises, Ki Ryung Electronics Co. Ltd., Schrader Electronics Ltd., Solectron Corporation and Walasey, Ltd.

Our principal executive office is located at 4441 Sigma Road, Dallas, Texas 75244. Our telephone number is (972) 233-2903. Our websites are located at www.rfm.com and www.wirelessis.com. The information contained on our websites is not a part of this prospectus.

*	Certain names or marks mentioned herein may be claimed as the property of others.

The Offering

Common stock offered by the selling stockholders	709,462 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

The NASDAQ Global Market symbol	RFMI

Risk Factors

You should consider carefully the following risk factors in evaluating us, our business and an investment in our securities. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Strategic Risks

We have limited experience in acquiring other businesses. Acquisitions involve numerous risks and may divert the attention of our management.

In September, 2006, we closed two acquisitions that involved a material investment. The return on that investment is subject to those entities achieving expected performance and our ability to integrate those operations to achieve planned results. In those transactions, we issued stock that dilutes our stockholders’ percentage ownership, incurred substantial debt, assumed contingent liabilities and used other assets available at the time of acquisitions.

We have limited experience in acquiring other businesses, product lines and technologies. In addition, the attention of our management team may be diverted from our core business as we attempt to integrate these acquisitions with our other operations. Acquisitions also involve numerous risks, including, among others:

•	problems assimilating the purchased operations, technologies or products,

•	costs associated with the acquisition,

•	adverse effects on existing business relationships with suppliers and customers,

•	sudden market changes,

•	risks associated with entering markets in which we have no or limited prior experience,

•	potential loss of key employees of the acquired companies, and

•	potential litigation arising from the acquired company’s operations before the acquisition.

Our inability to overcome problems encountered in connection with such acquisitions could divert the attention of management, utilize scarce corporate resources and harm our business. In addition, we may pursue a strategy of acquiring additional companies or businesses.

New products that we develop may not be profitable or accepted by the market.

We have a large amount of continuing sales of older products that tend to decline in popularity and average selling price over time. Only by developing new products can we replace sales of declining products and partially offset the impact of lower average selling prices. Our future success depends on our ability to develop new products and product enhancements to keep up with technological advances and to meet customer needs. Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development, could have a material adverse effect on our financial condition and results of operations. Additionally, we could incur additional operating costs with the introduction of new products.

There can be no assurance that we will be successful in our planned product development or marketing efforts, or that we will have adequate financial or technical resources for our planned product development and promotion. The introduction of new products could require the expenditure of an unknown amount of funds for research and development, tooling, software development, manufacturing processes and inventory, as well as sales and marketing efforts. In order to successfully develop products, we will need to successfully anticipate market needs and may need to overcome rapid technological change and competition. In order to achieve high volume production, we may need to outsource production to third parties or enter into licensing arrangements and be successful in the management of sub-contractors overseas. There can be no assurance that our products will achieve or maintain market acceptance, result in increased revenues, or be profitable.

Our competitors may develop products with greater technological capability, which could result in the obsolescence of our products.

Our industry is characterized by rapid technological change and is highly competitive with respect to timely product innovation. Our products are subject to obsolescence or price erosion because competitors are continuously introducing technologies with the same or greater capability as our technology. We are vulnerable to competitors that have much more resources than we do that are trying to develop products that are technologically superior to ours. If customers believe those products are superior to ours, they may shift their purchases to them.

In order to grow and diversify our operations, we must develop new value-added products involving different technologies and markets. This transition could have a negative effect on our business.

Successful expansion or diversification of our operations will depend on our ability to obtain new customers, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms and to successfully manage new product introductions. To manage growth or diversification effectively, we will have to continue to implement and improve our operational, financial and management information systems, procedures and controls. As we expand or diversify, we may from time to time experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth or diversification effectively could adversely affect our financial condition and results of operations.

Our historical base business is declining. Only by successfully developing and introducing value added products to our customers can we offset this impact. The transition to Wireless Systems products involves new technologies and markets that are not similar to our other businesses. We anticipate that there may be many things we will need to learn and master to be successful in this new line of business.

Business Risks

To overcome the impact of declining prices, we must reduce manufacturing costs, sell new products and increase sales volumes.

We face the continuing negative impact of declining average selling prices as a result of competitive conditions in the markets we serve. We expect the trend of lower prices to continue. Therefore, our ongoing efforts to reduce manufacturing costs are an important factor in maintaining gross margins. The volume of units sold and produced has a negative impact when the number of units is decreased and relatively high levels of fixed manufacturing costs are spread over fewer units. Another negative impact we experience from time to time relates to start-up costs for new products entering the volume manufacturing process.

We expect that our net sales and gross margin may vary significantly based on these and other factors, including the mix of products sold, the channels through which our products are sold, changes in product selling prices and component costs, the level of manufacturing efficiencies achieved and pricing by competitors.

Our average sales prices have historically declined, and we anticipate that the average sales prices for our products will continue to decline and could negatively impact our gross profit margins. Depending upon our ability to achieve similar reductions in our cost of sales, this reduction in average selling prices could have a material adverse effect on our gross margins and could have a material adverse effect on our business, financial condition and results of operation. There can be no assurance that we will be able to increase unit sales volumes, introduce and sell new products or reduce our cost per unit in sufficient amounts to increase or even maintain gross margins.

Although we have enough liquidity to meet our current cash requirements, unexpected expenses could have a negative impact on our operations.

We believe that cash generated from operations, our cash balances and the amounts available under our existing credit facility will be sufficient to meet our cash requirements for the next twelve months. If for any reason these sources of funds are not sufficient to meet our requirements, we may be required to raise additional funds. We cannot guarantee that we would be able to obtain additional financing or, if available, that it would be available to us on acceptable terms. Should that happen, there could be a significant adverse impact on our operations.

Due to the low volume of trading in our common stock and the price fluctuations of technology stocks generally, our common stock price may be volatile.

Existing stockholders may suffer with each adverse change in the market price of our common stock. The market price of our common stock may be affected by a variety of factors in the future. Most obviously, the price of our shares may suffer adversely if and when our future operating results are below the expectations of investors. The stock market in general, and the market for shares of technology companies in particular, experiences extreme price fluctuations. Our common stock market price is made more volatile because of the relatively low volume of trading in our common stock. When trading is sporadic, significant price movement can be caused by the trading in a relatively small number of shares.

Attracting and retaining key personnel is essential to the future performance of our company.

Our performance depends substantially on the performance of our executive officers and key employees. Our future success will depend on our ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. Competition for qualified personnel in our business areas is intense, and we may not be able to continue to attract and retain qualified executive officers and key personnel necessary to enable our business to succeed. In addition, if we lose the services of any of our key personnel and are not able to find replacements in a timely manner, our business could be disrupted, other key personnel may decide to leave, and we may incur increased operating expenses in finding and compensating their replacements.

Sales Risks

The success of our competitors in developing new products with lower average prices could have a negative effect on our sales and gross profit margins.

We do business in markets that are noted for fierce competition and generally declining average selling prices. There are companies that offer or are in the process of developing similar types of products. Most of our significant competitors are much larger and better financed than we are. These competitors could execute sales strategies that could take a considerable amount of our business very quickly. This could have a material adverse impact on both our sales and gross margins. There can be no assurance that our products will be competitive with existing or future products, or that we will be able to establish or maintain a profitable price structure for our products.

We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to or future generations of competitive products that may render our technology or products obsolete or uncompetitive.

Our operations and financial condition could be affected by a decrease in demand for products resulting from a downturn in the industrial, automotive, consumer, medical or telecommunications industries.

We may experience substantial period-to-period fluctuations in operating results due to factors affecting the industrial, automotive, consumer, medical and telecommunications industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these industries or a technology shift, could have a material adverse impact on the demand for our products, and therefore, a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the industries utilizing our products.

Our industry is subject to cyclical downturns, which can have a negative effect on our business and operating results.

Our industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both the producing companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in these industries could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our products. Such shortages could have a material adverse effect on our business and operating results.

Because we grant credit to our customers in a variety of commercial industries, our business is affected by our ability to collect receivables from any of our larger customers.

We grant credit to customers in a variety of commercial industries. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not required. Our inability to collect receivables from any larger customer could have a material adverse effect on our business, financial condition, and results of operations.

There were four customers that each accounted for more than 10% of sales in our fourth quarter ended August 31, 2006. One of those manufacturers is Delphi Corporation, which is currently in Chapter 11 bankruptcy and involved in negotiations with its labor unions. While we are encouraged by the reported progress in those negotiations, a protracted strike in the North American automotive industry could have a significant adverse impact on our operations.

Our strategy is to seek diversification in our sales. We believe we have achieved a significant level of diversification in our customers, markets, products and geographic areas. However, due to the very competitive nature of the markets in which we compete, we may not always be able to achieve such diversification.

Our revenues could be affected by the rate at which our products are accepted by OEMs, which depends upon the product and marketing decisions of OEMs.

To date, a substantial portion of our product sales has been to OEMs. The product and marketing decisions made by OEMs significantly affect the rate at which our products are used. We believe that because OEMs in certain industries receive a large portion of their revenues from sales of products and services to their installed base, these OEMs have tended to moderate the rate at which they incorporate our products into their products. Furthermore, OEMs that manufacture and promote products and technologies that compete or may compete with us may be particularly reluctant to employ our products and technologies to any significant extent, if at all. We may not be able to maintain or improve the current rate at which our products are accepted by OEMs and others, which could decrease our revenues.

Our international sales are subject to changes in foreign economic conditions.

We consider all product sales with a delivery destination outside North America to be international sales. International sales are denominated primarily in U.S. currency, although some European customers require that we sell in Euros. We have not entered into any hedging activities to mitigate the exchange risk associated with sales in foreign currency. We intend to continue our focus on international sales. We anticipate that international sales will continue to represent a significant portion of our business. However, international sales are subject to fluctuations as a result of local economic conditions and competition. Therefore, we cannot predict whether we will be able to continue to derive similar levels of our business from international sales.

International sales may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. Moreover, and as a result of currency changes and other factors, our competitors may have the ability to manufacture competitive products at a lower cost.

Product returns and customer cancellations could increase our inventory and reduce our revenue.

To the extent we have products manufactured in anticipation of future demand that does not materialize, or in the event a customer cancels an outstanding order, we could experience an unanticipated increase in our inventory. In addition, while we may not be contractually obligated to accept returned products, and have typically not done so in the past, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs.

We have no long-term volume commitments from our customers that are not subject to cancellation by the customer. Sales of our products are made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and we expect to continue to experience similar cancellations and fluctuations in the future that could result in fluctuations in our revenues.

Operational Risks

The cyclical nature of our industry could result in our inability to meet supply requirements due to the loss of a supplier or an industry wide shortage.

The electronics and components industry is characterized by periodic shortages or over-supplies of parts that have in the past and may in the future negatively affect our operations. We are dependent on a limited number of suppliers and contractors for packages and semiconductor devices used in our products, and we have no long-term supply contracts with any of them.

Due to the cyclical nature of these industries and competitive conditions, we, or our sub-contractors, may experience difficulties in meeting our supply requirements in the future. Any inability to obtain adequate deliveries of parts, either due to the loss of a supplier or industry-wide shortages, could delay shipments of our products, increase our cost of goods sold and have a material adverse effect on our business, financial condition and results of operations.

An inability of our contract manufacturers to respond to changes in customer demand could have a negative effect on our business.

If our contract manufacturers are unable to respond promptly and timely to changes in customer demand, we may be unable to produce enough products to respond to sudden increases in demand resulting in lost revenues, or alternatively, in the case of order cancellations or decreases in demand, we may be liable for excess or obsolete inventory or cancellation charges resulting from contractual purchase commitments that we have with our contract manufacturers. We regularly provide rolling forecasts of our requirements to our contract manufacturers for planning purposes, pursuant to our agreements, a portion of which is binding upon us. Additionally, we are committed to accept delivery on the forecasted terms for a portion of the rolling forecast. Cancellations of orders or changes to the forecasts provided to any of our contract manufacturers may result in cancellation costs payable by us.

By using contract manufacturers, our ability to directly control the use of all inventories is reduced since we do not have control over their operations. If we are unable to accurately forecast demand for our contract manufacturers and manage the costs associated with our contract manufacturers, we may be required to pay inventory carrying costs or purchase excess inventory. If we or our contract manufacturers are unable to utilize such excess inventory in a timely manner, and are unable to sell excess components or products due to their customized nature, our operating results and liquidity would be negatively impacted.

A substantial majority of our products are manufactured overseas in Taiwan, the Philippines and Japan. Due to the geographic concentration, a disruption of the manufacturing operations, resulting from sustained process abnormalities, human error, government intervention or natural disasters such as earthquakes, fires or floods could cause us to cease or limit our manufacturing contractors operations and consequently harm our business, financial condition and results of operations.

Our ability to reduce costs depends on the timely implementation of improved manufacturing processes.

We need to reduce our costs almost continually to offset the impacts of a reduction in our average selling prices. We need to do this through continuous cost reduction in both our facilities and those of our contractors. In addition our manufacturing processes are complex and involve difficult to maintain procedures that if not carried out properly could result in incremental cost.

Acts of terrorism or the uncertainty of war could have a negative effect on our business.

The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or business. These include, without limitation, the possibility that insurance policies are unable to pay claims and that insurance may become unavailable or unaffordable.

Use of Proceeds

We will not receive any proceeds from the sale of shares by the selling stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” described below.

Selling Stockholders

On September 15, 2006, we completed our acquisition of Cirronet Inc., a privately-held supplier of wireless modules and box products for the industrial market to device OEM manufacturers, integrators and end users. The purchase price consisted of (1) the payment of approximately $7,451,000 in cash, (2) the issuance of 709,462 shares of our common stock and (3) the issuance of an unsecured, subordinated promissory note in the principal amount of $3.0 million payable on November 1, 2007, subject to reduction as described in the acquisition agreement. We also entered into an earn-out agreement that provides for the payment of an additional milestone payment of up to an aggregate amount of $4.8 million upon the achievement by Cirronet of certain revenue and margin targets, which is scheduled to be paid in cash on November 1, 2007, subject to reduction as described in the acquisition agreement. We also assumed or exchanged existing Cirronet options, which entitle their holders to purchase an aggregate of 1,089,468 shares of our common stock.

The 709,462 shares of common stock covered by this prospectus were acquired by the selling stockholders from us in connection with our acquisition of Cirronet. We agreed to file a registration statement with the SEC covering the resale of the shares issued in the acquisition and to keep the registration statement, of which this prospectus constitutes a part, effective with respect to those shares until the first to occur of (1) the second anniversary of the initial effective date of the registration statement of which this prospectus constitutes a part, (2) the date on which all shares of our common stock covered by this prospectus have been sold pursuant to Rule 144 under the Securities Act, (3) the date on which all shares of our common stock covered by this prospectus are saleable, in the opinion of our legal counsel, without registration under the Securities Act pursuant to Rule 144(k) thereunder or (4) the date on which all such shares have been sold to us or our subsidiaries.

The following table sets forth certain information with respect to the ownership of our common stock as of September 15, 2006 for all of the selling stockholders. We prepared this table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

We do not know when or in what amounts a selling stockholder may offer shares of common stock for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus and, therefore, there will be no shares owned by the selling stockholders after the offering.

Name of Selling Stockholder	Number of shares owned prior to the offering	Number of shares being offered
Benjamin H. Hill	54,066	54,066
Robert M. Gemmell	108,899	108,899
Frank M. Bishop	72,030	72,030
Susan L. Bishop	34,359	34,359
David Gregory Ratzel	9,095	9,095
Mark E. Tucker	9,095	9,095
Yellow Sign Inc.	163,202	163,202
Starr Moore	38,106	38,106
Starr Moore Revocable Trust	95,688	95,688
Fran Maynard	7,318	7,318
Steve Culpepper	1,998	1,998
N. Cole Harrison III	1,842	1,842
Sharon N. Hill	10,610	10,610
Catherine L. Spillman	10,610	10,610
Leigh Ann Lovelace Nelson	10,610	10,610
Carolyn Tyndall	11,115	11,115
Stephanie K. Dumas	2,020	2,020
Paul Maziarczyk	5,053	5,053
Charles L. Wilbourn	2,020	2,020
Mary Kathryn Gilpin	3,631	3,631
Stephen Gilpin	1,610	1,610
Al III Partners	20,717	20,717
P. Stuckey McIntosh Holding LLC	9,188	9,188
P. Stuckey McIntosh	201	201
Harshman & Phillips PC	2,466	2,466
G. Redwine Trust	3,276	3,276
H. Redwine Trust	3,276	3,276
Desaix Robert Marsden Jr.	3,631	3,631
Jill Anderson Marsden Jr.	1,610	1,610
Desaix Robert Marsden/Desaix Robert Marsden III UTMA	234	234
Desaix Robert Marsden/Elizabeth Brooks Marsden UTMA	234	234
Desaix Robert Marsden/Reece Brooks Marsden UTMA	234	234
Jane Marsden Willis	3,631	3,631
Michael Garnet Willis	1,610	1,610
Jane Marsden Willis Cust Michael Johnson Willis	234	234
Jane Marsden Willis Cust Robert Taylor Willis	234	234
Franklin R. Marsden	3,631	3,631
Ann Traumann Marsden	1,610	1,610
Franklin R. Marsden Cust Thomas Franklin Marsden	234	234
Franklin R. Marsden Cust Patrick Klaus Marsden	234	234

Plan of Distribution

The selling stockholders, which include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on The NASDAQ Global Market (or any other exchange on which the shares may be listed),

•	on the over-the-counter market,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	short sales,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling stockholders for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We have borne and will bear substantially all of the costs, expenses and fees in connection with the registration of the shares, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of our common stock.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such selling stockholders.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed with each selling stockholder to keep the registration statement, of which this prospectus constitutes a part, effective with respect to its shares until the first to occur of (1) the one (1) year anniversary of our issuance of shares to such selling stockholder, (2) the eligibility of all such shares for resale under Rule 144 of the Securities Act and (3) such time as all of such selling stockholder’s shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement.

Legal Matters

The validity of the shares of common stock offered hereby has been passed upon for us by Morton PLLC, Dallas, Texas.

Experts

The consolidated financial statements as of and for the years ended August 31, 2006 and 2005, included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006, which is incorporated herein by reference, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, and have been so incorporated in reliance on the report of such firm given their authority as experts in accounting and auditing.

The financial statements for the year ended August 31, 2004 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2006 have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended August 31, 2006,

•	our Current Reports on Form 8-K as filed with the SEC on September 5, 2006, September 6, 2006, September 19, 2006, October 12, 2006 and November 20, 2006 and Form 8-K/A as filed with the SEC on November 15, 2006,

•	our description of RF Monolithics, Inc.’s common stock contained in the registration statements on Form 10 filed with the SEC pursuant to Section 12 of the Exchange Act,

•	our description of RF Monolithics, Inc.’s preferred share purchase rights contained in Item 5 of our Current Report on Form 8-K filed with the SEC on December 28, 1994 in connection with our registration statement on Form 8-A filed on December 30, 1994, together with any amendment or report filed with the SEC for the purpose of updating such descriptions, and

•	our definitive Proxy Statement filed December 12, 2005.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

James P. Farley

Secretary

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

Where You Can Find Additional Information

We have filed a registration statement on Form S-3 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not include all of the information contained in the registration statement and its exhibits. We have included all material terms of the registration statement and the related exhibits and schedules that are referred to in this prospectus. You should refer to the registration statement and its exhibits for additional information.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, file reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$394.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	6,000.00
Miscellaneous	5,000.00

Total	$31,394.00

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our certificate of incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to RF Monolithics, Inc. and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors’ duty of loyalty to RF Monolithics, Inc., for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions do not affect a director’s responsibility under any other law, such as federal securities laws or state or federal environmental laws.

Our bylaws require us to indemnify our directors and executive officers, and permit us to indemnify our other officers, employees and other agents, to the extent permitted by Delaware law. Under our bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. Our bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of August 24, 2006, among RF Monolithics, Inc., CI Acquisition, Inc., Cirronet Inc. and certain other parties thereto.

3.1**	Restated Certificate of Incorporation of RF Monolithics, Inc.

3.2***	Bylaws of RF Monolithics, Inc.

4.1****	Specimen Common Stock Certificate.

5.1	Opinion of Morton PLLC.

23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

Exhibit Number	Description

23.3	Consent of Morton PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-4).

*	Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated August 24, 2006.

**	Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended August 31, 1994.

***	Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended August 31, 1994.

****	Incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended August 31, 2005.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in clauses (i), (ii), and (iii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 17, 2006.

RF MONOLITHICS, INC.

By:	/s/ David M. Kirk
David M. Kirk
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David M. Kirk and Harley E Barnes III, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David M. Kirk David M. Kirk, President and Chief Executive Officer	Principal Executive Officer and Director	November 17, 2006

/s/ Harley E Barnes III Harley E Barnes III, Chief Financial Officer	Principal Financial Officer	November 17, 2006

/s/ James P. Farley James P. Farley, Vice President and Controller	Controller	November 17, 2006

/s/ Michael R. Bernique Michael R. Bernique, Chairman of the Board	Director	November 17, 2006

/s/ William L. Eversole William L. Eversole	Director	November 17, 2006

Dean C. Campbell	Director	November 17, 2006

Francis J. Hughes, Jr.	Director	November 17, 2006

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of August 24, 2006, among RF Monolithics, Inc., CI Acquisition, Inc., Cirronet Inc. and certain other parties thereto.

3.1**	Restated Certificate of Incorporation of RF Monolithics, Inc.

3.2***	Bylaws of RF Monolithics, Inc.

4.1****	Specimen Common Stock Certificate.

5.1	Opinion of Morton PLLC.

23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Morton PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-4).

*	Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated August 24, 2006.

**	Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended August 31, 1994.

***	Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended August 31, 1994.

****	Incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended August 31, 2005.